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                                                                    EXHIBIT 11.1

                        PAREXEL INTERNATIONAL CORPORATION

         STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            Year ended June 30,
                                                            -------------------
                                                        1997        1996        1995
                                                      --------    --------    --------
Net income (loss)                                     $ 10,848    $  4,599    $(10,630)
                                                      ========    ========    ========
Weighted average common shares outstanding:
a. Shares attributable to common stock outstanding      18,462      12,904       1,684
b. Shares attributable to common stock options
and preferred stock warrants pursuant to APB15,
paragraph 38(b)                                            476         656          --
c. Shares attributable to common stock options
pursuant to SAB 83                                          --          --           2
                                                      --------    --------    --------
Weighted average common shares outstanding              18,938      13,560       1,686
                                                      ========    ========    ========
Net income (loss) per share                           $   0.57    $   0.34    $  (6.31)
                                                      ========    ========    ========